UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2010

Omni Ventures, Inc.
(Exact name of registrant as Specified in its charter)

             Kansas                             333-156263                                   26-3404322
 (State or other jurisdiction)    (Commission file number)               (IRS Identification No.)

7500 College Blvd.,5th Floor, Overland Park, KS 66210
(Address of principal executive offices) (Zip Code)

ISSUER’S TELEPHONE NUMBER: (913) 693-8073

Item 1.01                      Entry into a Material Definitive Agreement

On November 15, 2010 the Registrant entered into an Asset Purchase Agreement, Security Agreement and Promissory Note with Agile Opportunity Fund, LLC (“Agile”) to purchase certain assets defined as the “Diamond Decisions Assets.”   Agile had previously purchased these assets from the Trustee in the Diamond Decisions, Inc. Chapter 11 Bankruptcy, Case No. 2:10-bk-15109-RN in the United States Bankruptcy Court, Central District of California, Los Angeles Division.   The assets purchased by the Registrant are described as follows:

1.	The existing inventory of Diamond Decisions wherever they are located;

2.	All trademarks, patents, copyrights and applications related thereto, in whatever state or condition, formerly owned by Diamond Decisions;

3.	All domain names owned by Diamond Decisions;

4.	All customer lists owned by Diamond Decisions;

5.	All fixtures, furnishing and equipment located in Diamond Decision’s Los Angeles warehouse including all computers and machinery; and

6.	2006 Toyota Scion vehicle

The purchase price for the Diamond Decision Assets was 14,000,000 shares of restricted common stock to be issued to Agile, 2,500,000 shares of restricted common stock to be issued to the Trustee in the above referenced bankruptcy and a $325,000 Note in favor of Agile bearing interest at the rate of 9% per annum.  The Note is due in full on November 14, 2011. The Note is secured by the Diamond Decision Assets.

The description and terms of the Asset Purchase Agreement, Security Agreement and Promissory Note set forth herein are qualified in their entirety by the full text of those agreements which are filed as exhibits hereto.

In addition, the Registrant entered into a lease for new space to be located at 2068 2nd Street, Riverside, California.  The lease is for a term of five years commencing December 1, 2010 and ending November 30, 2015.  The base rent for the first year is $6,468 per month.  The lease space is approximately 8,983 square feet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                      Omni Ventures, Inc.
                      (Registrant)

By: /s/ James Smith ____
      James Smith, President

Dated: November 16, 2010